Exhibit 19.1

SERVISFIRST BANCSHARES, INC.

INSIDER TRADING COMPLIANCE PROGRAM

In order to take an active role in the prevention of insider trading violations by its officers, directors and employees and other individuals, ServisFirst Bancshares, Inc. (“ServisFirst”) has adopted the policies and procedures described in this memorandum.

I.	Adoption of Insider Trading Policy.

ServisFirst has adopted the Insider Trading Policy attached hereto as Exhibit A (the “Policy”), which prohibits transactions by certain persons involving the securities of ServisFirst or any entity of which ServisFirst and its Section 16 Persons (as defined below) own in the aggregate, directly or indirectly, at least 10% of the combined voting power of its then outstanding securities (each of ServisFirst and any such entity, a “Restricted Entity”) while in possession of material nonpublic information regarding ServisFirst and its subsidiaries (together, the “Company”) or another Restricted Entity, as applicable (“Material Nonpublic Information”).

II.	Designation of Certain Persons.

A.         Officers and Directors.

ServisFirst has determined that those persons listed on Exhibit B hereto are the directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations thereunder (“Section 16 Persons”). Section 16 Persons are subject to the Trading Window and Black-out Period requirements described in the Policy. Exhibit B may be amended from time to time by the Insider Trading Compliance Officer.

B.         Other Restricted Persons.

ServisFirst has determined that (a) other employees, as designated from time to time, (b) certain contractors, consultants and service providers (collectively, “consultants”) and (c) those persons listed on Exhibit C hereto (clauses (a), (b) and (c) collectively, “Other Restricted Persons”), are subject to the Trading Window and Black-out Period requirements described in the Policy, because such persons have, or are likely to have, access to Material Nonpublic Information about the Company or a Restricted Entity. Exhibit C may be amended from time to time by the Insider Trading Compliance Officer. The Insider Trading Compliance Officer has the sole authority to designate Other Restricted Persons. The Insider Trading Compliance Officer may determine that a consultant’s own policy with respect to the prevention of insider trading provides protection comparable to that of the Policy in lieu of designating the consultant as an Other Restricted Person. In any such case, the Insider Trading Compliance Officer shall maintain a copy of the consultant’s policy and require notice from the consultant of any revised policy. In all other cases where a consultant has been designated an Other Restricted Person, the consultant must agree to be bound by the Policy.

C.         Other Persons in Special Circumstances.

Under special circumstances, certain persons who are not Other Restricted Persons may have access to Material Nonpublic Information for a period of time. During such period, such persons (together with Section 16 Persons and Other Restricted Persons, “Restricted Persons”) will be so notified and shall refrain from trading in the securities of the applicable Restricted Entity until they have received pre-clearance from the Company’s Insider Trading Compliance Officer.

III.	Appointment of Insider Trading Compliance Officer.

ServisFirst’s Chief Financial Officer (the “CFO”), or upon the CFO’s designation in his or her absence, its Chief Operating Officer (the “COO”), has been appointed to serve as the Company’s Insider Trading Compliance Officer.

IV.	Duties of Insider Trading Compliance Officer.

The duties of the Insider Trading Compliance Officer shall include the following:

●

Pre-clearance of all transactions involving the securities of a Restricted Entity by Restricted Persons, other than transactions made under a trading plan that has been adopted pursuant to Rule 10b5-1(c) under the Exchange Act and reviewed and approved in writing by the Insider Trading Compliance Officer and certain other transactions as described in the Policy.

●	Determinations as to whether any “trading window” established in the Policy may open or should be closed.

●	Assistance in the preparation of Section 16 reports (Forms 3, 4 and 5) for Section 16 Persons.

●	Sending reminders to all Section 16 Persons about their obligations to report under Section 16.

●

Performance of periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors’, and reports received from the Company’s stock administrator and transfer agent, to determine trading activity by Restricted Persons.

●	Periodic circulation of the Policy (and/or a summary thereof) and provision of training about the Policy to Restricted Persons and all other Company employees and consultants.

●	Prompt circulation of the Policy and provision of training to all persons who become Restricted Persons.

●	Maintenance of a current version of the Policy on the Company’s intranet web site.

●

Reviewing and providing prior approval of any Approved Rule 10b5-1 Trading Plan (as defined herein), in order to ensure compliance with Company policies, and receiving notice no later than the date of execution of all transactions under Approved Rule 10b5-1 Trading Plans.

●	Assisting the Company in implementation of the Policy, including monitoring relevant changes in law, regulation or best practices and making appropriate changes to the Policy.

The Insider Trading Compliance Officer may delegate these duties to persons under his or her supervision or subject to his or oversight.

EXHIBIT A

(to Insider Trading Compliance Program)

INSIDER TRADING POLICY

AND

GUIDELINES WITH RESPECT TO
CERTAIN TRANSACTIONS INVOLVING SECURITIES OF SERVISFIRST BANCSHARES, INC. AND OTHER RESTRICTED ENTITIES

This Insider Trading Policy (the “Policy”) provides restrictions on and guidance with respect to transactions involving securities of ServisFirst Bancshares, Inc. (“ServisFirst”) (together with its direct and indirect subsidiaries, the “Company”) and any entity of which ServisFirst and its Section 16 Persons (as defined below) own in the aggregate, directly or indirectly, at least 10% of the combined voting power of its then outstanding securities (each of ServisFirst and any such entity, a “Restricted Entity”).

I.	Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.

This Policy applies to all directors, officers and employees of the Company and to certain contractors, consultants and service providers of the Company (collectively, “consultants”). Certain portions of this Policy impose special restrictions on officers of ServisFirst, all members of ServisFirst’s board of directors and, to the extent designated by the Insider Trading Compliance Officer as “Other Restricted Persons,” certain Company employees and consultants who generally work on the premises of the Company and therefore are likely to have access to material nonpublic information about one or more Restricted Entities. The persons referred to in the immediately preceding sentence, together with all others who share their household and family trusts, partnerships, foundations and similar entities over which they or such other persons have control or whose assets are held for their benefit or the benefit of such other persons, are referred to in this Policy as “Insiders.” The Company has identified some of these Insiders as “Section 16 Persons” because they have special responsibilities under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in this Policy.

II.	Statement of Policy

A.         General Policy

It is ServisFirst’s policy to oppose the unauthorized disclosure of any nonpublic information acquired in the work-place and the misuse of Material Nonpublic Information. What constitutes Material Nonpublic Information is discussed in Section VI of this Policy. All persons subject to this Policy are reminded that, under the Company’s Code of Business Conduct and Ethics, they must comply fully with U.S. federal securities laws, including laws prohibiting insider trading and stock tipping.

B.         Specific Policies

1.    Prohibition Against Trading While in Possession of Material Nonpublic Information. No person subject to this Policy may, while in possession of Material Nonpublic Information, engage in any transaction in the securities of any applicable Restricted Entity, including transactions in common stock, preferred stock, warrants and convertible debentures, or derivative securities relating to any such securities, whether or not issued by such Restricted Entity. This restriction does not apply to (i) transactions made under a trading plan that has been adopted pursuant to Rule 10b5-1(c) under the Exchange Act and reviewed and approved in writing by the Company’s Insider Trading Compliance Officer (an “Approved Rule 10b5-1 Trading Plan”); or (ii) transactions effected after the close of business on the second full Trading Day following the date of public disclosure of that information. A “Trading Day” is a day on which the New York Stock Exchange is open for trading and begins and ends at the times trading begins and ends on such day. Information is considered to be “publicly disclosed” when it has been included in a press release, a report filed with the Securities and Exchange Commission (“SEC”) or a presentation made via webcast or any other means that is reasonably designed to provide broad, non-exclusionary distribution of the information.

2.    Prohibition Against Tipping. All persons subject to this Policy are prohibited from disclosing Material Nonpublic Information to, or “tipping,” any other person, and from making recommendations or expressing opinions about the securities of a Restricted Entity when in possession of Material Nonpublic Information about that Restricted Entity.

3.    Confidentiality of Nonpublic Information. All nonpublic information relating to the Company and its interest in, or relationship with, any other Restricted Entity is the property of the Company. Except as authorized by the CFO or where required or permitted by applicable law (including applicable provisions of the National Labor Relations Act of 1935, as amended, which provide for the protection, among other things, of employees’ rights to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, or to refrain from such activities), no person subject to this Policy may disclose any confidential information to anyone who is not an employee of the Company unless there is a confidentiality agreement with that person that is prepared or approved by the CFO or in the good faith performance of his or her duties in the interest of the Company. In particular, Company personnel and consultants should be especially sensitive to the risks associated with posting information on the Internet or social media sites.

4.    Black-out Period. Black-out Period. Except as otherwise set forth herein, all Insiders are prohibited from engaging in transactions or making gifts, or offers to effect transactions or to make gifts, involving securities of any Restricted Entity during the period in any fiscal quarter commencing at the closing of the market on the date that is the end of the fiscal quarter and ending at the close of business on the second (2nd) full Trading Day following the date of public disclosure of the Restricted Entity for the prior fiscal quarter or year (the “Black-out Period”). This prohibition encompasses the fulfillment by any broker of a limit order during the Black-out Period, and the broker with whom any such limit order is placed must be so instructed at the time it is placed.

5.    The Company recognizes that an Insider may experience exceptional circumstances that may necessitate a transaction during the Black-out Period. In that case, the Insider must request permission to do so from the Insider Trading Compliance Officer. Permission to transact within a Black-out Period is in the discretion of the Insider Trading Compliance Officer. Any denial of permission must be kept confidential.

From time to time the Insider Trading Compliance Officer may also determine to prohibit Insiders from engaging in transactions in the securities of a Restricted Entity outside the Black-out Period. In this event, the Insider Trading Compliance Officer will so notify the affected persons who shall be prohibited thereafter from engaging in any transaction involving the securities of the Restricted Entity until further written notice, other than transactions made under an Approved Rule 10b5-1 Trading Plan. Persons subject to this type of special black-out period shall not disclose that fact to others.

6.    Prohibition Against Speculative Trading in Securities of Restricted Entities. All persons subject to this Policy are prohibited from engaging in speculative (“in and out”) transactions in securities of Restricted Entities or any other transaction that suggests an intention to profit in short-term increases or decreases in prices of those securities. Those kinds of trading activity can create the appearance of impropriety.

7.    Prohibition Against Margining Securities of Restricted Entities. Except as otherwise set forth herein, no director or officer shall margin, or make any offer to margin, any securities of any Restricted Entity as collateral to purchase the securities of ServisFirst or of any other issuer. This prohibition is not meant to, and shall not be construed as to, prohibit the carrying of securities of any Restricted Entity in a margin account, provided that the terms of the account prohibit borrowing against those securities. The Insider Trading Compliance Officer shall have the authority to grant exceptions to the prohibitions set forth in this paragraph 6 in the discretion of the Insider Trading Compliance Officer.

8.    Other Pledges of Securities of Restricted Entities. Pledges of securities of any Restricted Entity as collateral for loans of any type are prohibited, except that (a) persons other than directors or officers may hold such securities in a margin account; and (b) directors and officers may so hold such securities to the extent permitted by paragraph 6 above.

9.    Prohibition Against Short Sales. No Insider shall, directly or indirectly, sell any shares of the common stock of any Restricted Entity if the person selling the security or his principal (a) does not own the security sold (a “short sale”), or (b) if owning the security, does not deliver it against such sale (a “short sale against the box”) within twenty (20) days thereafter, or does not within five (5) days after such sale deposit it in the mails or other usual channels of transportation. Generally, a short sale, as defined in this Policy, means any transaction in the securities of a Restricted Entity whereby one may benefit from a decline in the price of the relevant security.

10.    Prohibition Against Trading in Derivative Securities. No Insider shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the securities of any Restricted Entity, whether or not issued by the Restricted Entity, such as puts, calls, collars (an option made up of both a call and a put option and used to hedge downside risk if an asset loses value, at the expense of limiting the profit possible if the asset gains value), swaps (a derivative in which one party exchanges cash flows of a financial instrument it owns for those of a financial instrument owned by the other party), forward sale contracts (an agreement today to sell a security at a future date), exchange funds (a stock fund that allows an investor to exchange his or her large holding of a single stock for units in a portfolio) and similar arrangements. This prohibition is not meant to, and shall not be construed as to, affect the ability of ServisFirst or any of its subsidiaries or affiliates to grant options to directors, officers, employees or consultants under employee benefit plans or agreements adopted or approved by the Board of Directors (or an appropriate committee thereof) or the ability of directors, officers, employees or consultants to exercise such options and sell the underlying common stock, provided that any such sale is otherwise in accordance with this Policy and applicable law.

11.    Gifts of Securities of Restricted Entities. Gifts of securities of a Restricted Entity (i.e., a bona fide transfer made for no consideration) do not involve a “sale” within the meaning of the U.S. federal securities laws, provided there is no understanding or arrangement about the sale of the securities by the transferee. Even where no understanding or arrangement exists, sales by the transferee shortly following the gift can raise questions about the bona fides of the gift and attract regulatory scrutiny. Accordingly, to be prudent, all personnel subject to this Policy must make gifts of securities of Restricted Entities only at times when they could sell the relevant securities directly in compliance with this Policy. Any Insider wishing to make a gift of securities of a Restricted Entity is also subject to the Trading Window, Black-out Period and pre-clearance requirements of this Policy.

12.    Option Exercises by Section 16 Persons. When exercising options to purchase the ServisFirst common stock, a Section 16 Person or his or her representative must deliver payment in cash of the aggregate exercise price for the options being exercised to ServisFirst prior to the exercise of such options. The funds for the option exercise price may not be loaned or otherwise provided to the Section 16 Person by the Company or otherwise arranged for the Section 16 Person by the Company to the extent such arrangements are prohibited by applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002.

13.    Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in Section VII.B) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures set forth in Section IV of this Policy below.

14.    Trading after Separation from Service. All persons subject to this Policy are reminded that the legal prohibitions against insider trading and tipping are independent of this Policy and continue to apply even when a person’s employment or service on behalf of the Company has ended.

15.    Individual Responsibility to Comply. Every person subject to this Policy has the individual responsibility to comply with this Policy, and appropriate judgment should be exercised in connection with any trade in the securities of a Restricted Entity. While certain parts of this Policy do not apply to persons sharing the household of another Insider, that Insider is responsible for ensuring that those persons otherwise comply with this Policy. All consultants, whether or not designated as Other Restricted Persons, are responsible for instituting such policies and procedures as may be appropriate to ensure that the Company’s confidential information is appropriately safeguarded and that Material Nonpublic Information is not misused by their personnel.

III.	Potential Criminal and Civil Liability and/or Disciplinary Action

A.         Liability for Insider Trading

Persons who violate the U.S. federal securities laws prohibiting insider trading may be subject to penalties of up to $5,000,000 and up to twenty (20) years in jail. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading and may be subject to other regulatory remedies and to civil liability in private lawsuits.

Employers and other controlling persons (including supervisory personnel) are also at risk under federal law. Controlling persons may, among other things, face penalties of the greater of $1,000,000 or three times the profits made or losses avoided from the trading if they recklessly fail to take preventive steps to control insider trading.

B.         Liability for Tipping

A person may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom s/he has disclosed Material Nonpublic Information or to whom he or she has made recommendations or expressed opinions as to trading in the securities of a Restricted Entity while in possession of such information. The SEC has imposed large penalties even when the disclosing person did not profit economically from the trading. The SEC, the New York Stock Exchange, the Nasdaq Stock Market, other national securities exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

C.         Possible Disciplinary Actions

Persons who violate this Policy shall be subject to disciplinary action by the Company. In the case of employees, disciplinary action may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

IV.	Trading Window and Pre-Clearance Requirements

A.         Trading Window

To ensure compliance with this Policy and applicable federal and state securities laws, the Company prohibits Insiders from conducting transactions involving the securities of any Restricted Entity, other than pursuant to an Approved Rule 10b5-1 Trading Plan or during the following period (the “Trading Window”):

Trading Window – The period in any fiscal quarter commencing at the close of business on the second (2nd) full Trading Day following the date of the public disclosure by the applicable Restricted Entity of its financial results for the prior fiscal quarter or year and continuing until the opening of the market on the date that is fourteen (14) full days prior to the end of the fiscal quarter.

The safest period for trading in the Company’s securities, assuming the absence of Material Nonpublic Information, is generally the first ten (10) days of the Trading Window. Periods other than the Trading Window are more highly sensitive from the perspective of compliance with applicable securities laws since more information is known about a company’s performance as the quarter progresses.

The Insider Trading Compliance Officer may also “close” the Trading Window to all transactions in securities of any or all Restricted Entities at any time and for such period as s/he deems appropriate. The fact of any “closed” Trading Window must be kept confidential. See Section II.B.4 “Black-out Periods” above.

It should be noted that even during the Trading Window any person possessing Material Nonpublic Information should not engage in any transactions in securities of a Restricted Entity, other than transactions made under an Approved Rule 10b5-1 Trading Plan, until the close of business on the second (2nd) full Trading Day following the date of public disclosure of that information. Trading in securities of any Restricted Entity during the Trading Window should not be considered a “safe harbor,” and all personnel should use good judgment at all times.

B.         Notice and Pre-clearance of Transactions

Insiders are prohibited from transacting in or making gifts of securities of Restricted Entities, even during the Trading Window, without first complying with the Company’s notice and pre-clearance process. A request for pre-clearance, substantially in the form set out in Attachment 2, should be submitted to the Insider Trading Compliance Officer at least two (2) days in advance of the proposed transaction. Transactions by the Insider Trading Compliance Officer must be pre-cleared by the COO.

Approval of any transaction or gift is in the discretion of the applicable person(s) responsible for reviewing the matter. Pre-clearance of any transaction or gift is valid only for a forty-eight (48) hour period. If the transaction order is not placed or the gift is not made within that period, pre-clearance must be requested and approved in writing again. Insiders should be aware that the making of any gift will only be permitted to the extent that the subject securities could be sold directly by the Insider at that time. Requesting persons must treat denials of pre-clearance requests as confidential.

Moreover, an Insider will have to forego a planned transaction in or gift of securities of a Restricted Entity if he or she comes into possession of Material Nonpublic Information, even if he or she planned to make the transaction or before learning the Material Nonpublic Information and even though he or she may suffer an economic loss or forego anticipated profit by waiting and complying with this Policy.

This pre-clearance requirement does not apply to persons who share the household of any other Insider. This pre-clearance requirement also does not apply to transactions made under an Approved Rule 10b5-1 Trading Plan; however, Section 16 Persons should be aware that trading in ServisFirst’s common stock under an Approved Rule 10b5-1 Trading Plan does not exempt such transactions from the provisions of Section 16, including the reporting requirements. See “Additional Information – Section 16 Persons.”

The Insider Trading Compliance Officer may find it necessary, from time to time, to require compliance with the pre-clearance process from other employees and consultants and, if so, will advise the affected persons.

V.	Applicability of Policy to Material Nonpublic Information Regarding Other Companies

This Policy and the restrictions and guidelines described herein also apply to material nonpublic information relating to other companies, including counterparties, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed for, the Company. Civil and criminal penalties, and termination of employment, may result from trading while in possession of material nonpublic information regarding the Company’s business partners. All directors, officers and other employees should treat material nonpublic information about the Company’s business partners with the same care required for information related directly to the Company.

VI.	Material Nonpublic Information

It is not possible to define all categories of material information and the determination of whether information is material is highly fact-intensive. Information that is material at one point in time may also cease to be material at other point in time, and vice versa. The Insider Trading Compliance Officer, in consultation as appropriate with the CEO, the COO or other members of senior management of the Company, has the authority to determine whether any information constitutes Material Nonpublic Information. Please contact the CFO if you have any questions regarding whether information would constitute Material Nonpublic Information.

In general, information should be regarded as material if (a) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding the purchase, sale or holding of securities of the applicable Restricted Entity or engagement in any other transaction concerning the Company’s securities or (b) the information, if made public, likely would affect the market price of a Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

●	Financial results.

●	Projections of future revenues, earnings, losses or other earnings guidance.

●	Timing of new product or technology introductions.

●	News of a pending or proposed merger, acquisition or tender offer.

●	News of the disposition or acquisition of a significant asset.

●	Material impairments, write-offs or restructurings.

●	Potential defaults under credit agreements or the existence of material liquidity deficiencies.

●	Creation of a material direct or contingent financial obligation.

●	Impending bankruptcy or financial liquidity problems.

●	Changes in dividend policy, declaration of a stock split or an offering of additional securities.

●	Significant changes in pricing or cost structure.

●	New equity or debt offerings.

●	Significant litigation exposure due to actual or threatened litigation.

●	Significant related party transactions.

●	Changes in management or the board of directors.

●	Material agreement not in the ordinary course of business (or termination thereof).

●	Termination or material reduction of a business relationship that provides material revenue to the applicable Restricted Entity.

●	Significant regulatory developments.

●	Changes in auditors or auditor notification the Company may no longer rely on an auditor’s audit report.

Both positive and negative information may be material, and even matters that have a small quantitative impact can be considered material if there are qualitative considerations that would make the information of particular interest to investors.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

VII.	Certain Exceptions

A.         Stock Options Exercised for Cash

For purposes of this Policy, the exercise of stock options for cash under the Company’s stock option plans (and pay all withholding taxes in cash) and the purchase of shares under the Company’s employee stock purchase plan (but, in either case, not the sale of any such shares) are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. However, Section 16 Persons are required to notify the Insider Trading Compliance Officer of any such transaction prior to the transaction, in order to ensure timely filing of required Section 16 reports.

Note that cashless stock option exercises typically involve both a purchase of underlying shares and a sale of shares in the open market to cover the option costs. Accordingly, the cashless exercise of stock options is not exempt from this Policy and is subject to the Black-out, Trading Window and pre-clearance restrictions.

B.         Approved Rule 10b5-1 Trading Plans

Persons wishing to transact in securities of any Restricted Entity may do so pursuant to an Approved Rule 10b5-1 Trading Plan. This is a written plan or set of instructions to a person’s stock broker that complies with Rule 10b5-1 under the Exchange Act and meets the other conditions described below. Transactions made under an Approved Rule 10b5-1 Trading Plan may occur during a Black-out Period (including any special black-out period) and/or while the person is otherwise in possession of Material Nonpublic Information. In addition, transactions made under an Approved Rule 10b5-1 Trading Plan are not subject to the pre-clearance procedures described in this Policy, although the plan itself must be approved by the Insider Trading Compliance Officer. In addition to complying with Rule 10b5-1, each plan must also meet the following minimum conditions:

●	The plan must be in writing and signed by the person adopting it;

●

The person adopting the plan must not be aware of any Material Nonpublic Information as of the date of the adoption and must be entering into the trading plan during a Trading Window, in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

●	The plan should, in the absence of exceptional circumstances, have a fixed duration of not less than twelve (12) months from the date it is adopted or amended;

●

The first trade made pursuant to the plan can take place no sooner that the later of (i) thirty (30) calendar days from adoption and (ii) the second trading day after ServisFirst (or the applicable Restricted Entity) publicly announces its financial results for the quarter in which the trading plan is adopted;

●

The person adopting the plan must agree not to enter into corresponding or hedging transactions or positions with regard to securities covered by the plan which would eliminate the protections afforded by Rule 10b5-1 (under Rule 10b5-1(c)(1)(i)(C));

●	A person may not have in effect more than one plan at any time;

●

Any amendment or modification to the plan may be made only during a Trading Window at a time when the person is not aware of any Material Nonpublic Information, and the amendment or modification may not go into effect until the later of (i) thirty (30) calendar days from the date of amendment or modification and (ii) the second trading day after ServisFirst (or the applicable Restricted Entity) announces its financial results for the quarter in which the plan is amended or modified; and

●	No more than two (2) amendments or modifications to the plan may be made in any twelve (12) month period.

●	The plan must be executed through ServisFirst’s broker of record.

Depending on the circumstances, the Insider Trading Compliance Officer may impose other conditions.

C.         Dividend Reinvestment Plans

Purchases of securities of a Restricted Entity under a dividend reinvestment plan resulting from the reinvestment of dividends paid on such securities can be done at any time. However, elections to participate in a dividend reinvestment plan and sales of any securities of a Restricted Entity purchased pursuant to the plan are subject to the prohibition on trading on the basis of material non-public information contained in this Policy and to the restrictions applicable to Insiders set forth above relating to pre-clearance procedures, Trading Windows and Black-out Periods.

D.         401(k) Plan

When available under the Company’s 401(k) plan, investments in ServisFirst’s equity securities pursuant to periodic contributions to the 401(k) plan in accordance with previously established elections by an employee can be made at any time. However, elections with respect to investments in ServisFirst’s equity securities through the 401(k) plan are subject to the prohibition on trading on the basis of material non-public information contained in this Policy and to the restrictions applicable to Insiders set forth above relating to pre-clearance procedures, Trading Windows and Black-out Periods. This includes (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to the securities of a Restricted Entity, (ii) an election that results in a transfer of an existing account balance into or out of the securities of a Restricted Entity, (iii) an election, to the extent available under the 401(k) plan, to borrow money against a plan account if the loan will result in a liquidation of some or all of the balance allocated to securities of a Restricted Entity or (iv) an election, to the extent available under the 401(k) plan, to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the securities of a Restricted Entity.

VIII.	Additional Information – Section 16 Persons

Section 16 Persons must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that Section 16 Persons who purchase and sell ServisFirst’s equity securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information.

Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the purchase of common stock under the Company’s employee stock purchase plan, if such a plan is in place, is deemed a purchase under Section 16; however, these transactions must still be reported in accordance with the requirements of Section 16, and the sale of any such shares is a sale under Section 16. The making or receiving of gifts of ServisFirst’s equity securities must also be reported under Section 16.

Pursuant to Sections II.B.8 and II.B.9 of this Policy, no Section 16 Person may make a short sale of ServisFirst’s equity securities or take a short position in ServisFirst’s equity securities through the use of derivative securities.

Section 16 Persons should be aware that trading in ServisFirst’s equity securities under an Approved Rule 10b5-1 Trading Plan does not exempt such transactions from the provisions of Section 16, including the reporting requirements. As a result, Section 16 Persons trading ServisFirst’s equity securities under an Approved Rule 10b5-1 Trading Plan should instruct the executing broker to notify the Insider Trading Compliance Officer or any transaction no later than the date of execution of the transaction.

Section 16 Persons should also be aware that a transfer of an existing account balance into or out of an investment in ServisFirst’s equity securities must be reported under Section 16. Additionally, such transactions may be subject to the limitations of Section 16 on short-swing transactions if made within six months of the Section 16 Person’s most recent “opposite-way” purchase or sale of ServisFirst equity securities, whether under the 401(k) plan or otherwise. However, periodic investments in ServisFirst’s equity securities through payroll deductions that result from valid elections under the Company’s 401(k) plan are not subject to Section 16, including the reporting requirements.

IX.	Inquiries

Please direct your questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer.

ServisFirst’s CFO, or upon the CFO’s designation in his or her absence, its COO, has been appointed to serve as the Company’s Insider Trading Compliance Officer.

X.	Certification

All Restricted Persons must certify their understanding of, and intent to comply with, this Policy. Please sign the certification attached hereto as Attachment 1.